                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            UNITED RETAIL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

       ___________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if Other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:...............................................................

     2)  Aggregate number of securities to which transaction
         applies:...............................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)...........................................................

     4)  Proposed maximum aggregate value of
         transaction:...........................................................

     5)  Total fee
         paid:..................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:________________________________________________

     2)  Form, Schedule or Registration Statement No.:__________________________

     3)  Filing Party:__________________________________________________________

     4)  Date Filed:____________________________________________________________

                                 April 29, 1997


Dear Stockholder:

         I wish to extend a cordial invitation to the fifth Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Sheraton Crossroads Hotel in Mahwah, New Jersey, at 11 o'clock on Tuesday morning, May 27, 1997.

         Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 1996 is enclosed. Also enclosed is an admittance card to be presented to the usher, the back of which contains directions to the meeting place.

         Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

         I look forward to greeting you at the meeting and reporting on the Company's business and outlook.

                                    Sincerely yours,




                                    Raphael Benaroya
                                    Chairman

IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.





                            UNITED RETAIL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1997


         The fifth Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Sheraton Crossroads Hotel, Route 17 North, Mahwah, New Jersey, on Tuesday, May 27, 1997, at 11 o'clock in the morning, for the following purposes:

         -        electing nine directors;

         - transacting any and all other business that may properly come before the meeting.

         A list of stockholders may be examined during business hours at the Sheraton Crossroads during the 10 days preceding the date of the Annual Meeting of Stockholders.

         The Board of Directors has fixed April 14, 1997 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.

                                    By Order of the Board of Directors,




                                    George R. Remeta
April 29, 1997                      Secretary

                            UNITED RETAIL GROUP, INC.
                             365 WEST PASSAIC STREET
                         ROCHELLE PARK, NEW JERSEY 07662


                                 PROXY STATEMENT
                              DATED APRIL 29, 1997


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1997



         The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 27, 1997, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "for" election of the nominees named in this Proxy Statement. Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names appearing in the enclosed proxy card, insert the name of some other person, initial the insertion, sign and date the proxy card and give the proxy card and the admittance card to that person for use at the meeting.

         The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 14, 1997, the record date for the Annual Meeting, there were outstanding 12,190,375 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 29, 1997.

                              ELECTION OF DIRECTORS


NOMINEES

         Nine nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 1998 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

         Stockholders of record on the record date wishing to nominate persons for election as Directors may do so by delivering or mailing to the Secretary of the Company, not less than 14 days prior to the Annual Meeting of Stockholders, a notice setting forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of Common Stock of the Company beneficially owned by each such nominee. No person may be elected as a Director unless he or she has been nominated by a stockholder in the manner just described or by the Board of Directors.

         The nine nominees receiving the highest number of votes will be elected Directors. Proxies that withhold authority to vote will be counted only for quorum purposes. Broker non-votes will not be counted for any purpose.


BUSINESS EXPERIENCE

         The nominees proposed by the Board of Directors are listed below.

         Mr. Raphael Benaroya, age 49, has been the Company's Chairman of the Board, President and Chief Executive Officer since before 1992. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

         Mr. George R. Remeta, age 47, has been the Chief Financial Officer, Secretary and a Director of the Company since before 1992. In 1993, Mr. Remeta was named Vice Chairman of the Company.

         Mr. Joseph A. Alutto, age 56, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University since before 1992. Mr. Alutto is a director of Comptek Research, Inc.

         Mr. Russell Berrie, age 64, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international gift manufacturer, in 1963 and has since then been its Chairman of the Board and Chief Executive Officer.

         Mr. Joseph Ciechanover, age 63, a Director of the Company since May 1995, has been Chairman of the Board of El Al Israel Airlines Ltd. since February 1995. He was President of PEC Israel Economic Corporation ("PEC"), a holding company with interests in various industries, principally in Israel, from December 1994 to before 1992. Mr. Ciechanover is a director of PEC .

         Mr. Ilan Kaufthal, age 49, a Director of the Company since December 1992, has been a Managing Director of Schroder Wertheim & Co. Incorporated, an investment banking firm, since before 1992. Mr. Kaufthal is a director of Cambrex Corporation, Rexene Corporation and Russ Berrie and Company, Inc.

         Mr. Vincent P. Langone, age 54, a Director of the Company since February 1994, was the Chairman of the Board, President and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R) brand laminate, from before 1992 to 1995. In 1996, his principal occupation was Chairman of the Board of L&S Associates, Inc., a management consulting firm. He has been President and Chief Executive Officer of Interbuild International, Inc., a venture capital firm, since January 1997.

         Ms. Christina A. Mohr, age 41, a Director of the Company since February 1994, has been a Managing Director at Salomon Bros., Inc. since February 1997. She was a Managing Director at Lazard Freres & Co. LLC from January 1997 to before 1992. Both are investment banking firms. Ms. Mohr is a director of Loehmanns, Inc.

         Richard W. Rubenstein, Esq., age 52, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since May 1994 and was previously a partner at Schwartz, Kelm, Warren & Rubenstein, a law firm, since before 1992.


INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

         The Company's Board of Directors held four meetings in Fiscal 1996. During Fiscal 1996, all of the Directors except Mr. Berrie attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served.

         Subject to approval by the Board, standing committees of Directors take action in their respective areas of responsibility.

         The Compensation Committee of the Board recommends executive compensation. See, "Compensation Committee Report" regarding the Directors who served on the Compensation Committee in Fiscal 1996. The Compensation Committee held four meetings in Fiscal 1996.

         The Audit Committee of the Board reviews and confirms the selection of the Company's independent public accountants, oversees special audits and reviews and makes recommendations to the Board regarding transactions between United Retail Incorporated, a subsidiary of the Company, and affiliates of The Limited and of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company. See, "Certain Transactions." Its members during Fiscal 1996 were Ms. Mohr, as Chair of the Committee, and Messrs. Alutto and Kaufthal, who continue to constitute the Audit Committee. The Audit Committee held three meetings in Fiscal 1996.

         The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members during Fiscal 1996 were Mr. Benaroya, as Chair of the Committee, and Messrs. Berrie and Rubenstein, who continue to constitute the Nominating Committee. Stockholders of record are permitted to nominate persons for election (see "Election of Directors-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee. The Nominating Committee held one meeting in Fiscal 1996. The Board's nominees for election as Directors at the fifth Annual Meeting of Stockholders were selected unanimously by all the members of the Nominating Committee at a meeting held in February 1997.


DIRECTOR COMPENSATION

         Each Director who is not employed by the Company receives $3,000 for each Board meeting that he or she attends. In addition, a non-management Director receives $1,000 for each additional day on which he or she attends a committee meeting.

         Each Public Director (see, "Security Ownership of Management - Stockholders' Agreement") annually receives an award under the Company's 1996 Stock Option Plan of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon the retirement of a Public Director from the Board in the discretion of the Compensation Committee of the Board.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of March 31, 1997, certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 1996 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. See, "-Stockholders' Agreement" for a description of voting arrangements to which the shares held by Messrs. Benaroya and Remeta and Ms. Demaio are subject. Otherwise, except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed.

          Name of Beneficial                            Amount of    Percent of
              Owner or                                  Beneficial   Outstanding
          Identity of Group                             Ownership      Shares
          -----------------                             ---------      ------
Mr. Raphael Benaroya(1) ..........................      2,725,933        20.3%
Mr. George R. Remeta(2) ..........................        473,625         3.8%
Kenneth P. Carroll, Esq.(3) ......................         25,968           *
Ms. Ellen Demaio(4) ..............................         41,000           *
Mr. Alan R. Jones(5) .............................         28,000           *
Mr. Joseph A. Alutto(6)(7) .......................          8,850           *
Mr. Russell Berrie(6) ............................         32,600           *
Mr. Joseph Ciechanover(8) ........................          1,800           *
Mr. Ilan Kaufthal(6)(9) ..........................         52,600           *
Mr. Vincent P. Langone(10) .......................         26,600           *
Ms. Christina A. Mohr(11) ........................            -0-         -0-
Richard W. Rubenstein, Esq. ......................            200           *

All Officers and Directors as a group ............      3,554,384        25.8%
    (21 persons)(12)

----------
(1) Includes 1,225,933 shares which may be acquired within 60 days by the exercise of stock options.
(2) Includes 248,625 shares which may be acquired within 60 days by the exercise of stock options.
(3) Includes 13,000 shares which may be acquired within 60 days by the exercise of stock options.
(4) Includes 16,000 shares which may be acquired within 60 days by the exercise of stock options.
(5) Includes 8,000 shares which may be acquired within 60 days by the exercise of stock options.
(6) Includes 7,600 shares which may be acquired within 60 days by the exercise of stock options.
(7)  The outstanding shares are held jointly with his wife.
(8) Consists of shares which may be acquired within 60 days by the exercise of stock options.
(9) Excludes shares held by Schroder Wertheim & Co. Incorporated, of which Mr. Kaufthal is a Managing Director, and as to which he disclaims beneficial ownership. The outstanding shares owned beneficially are held jointly with his wife.
(10) Includes 3,600 shares which may be acquired within 60 days by the exercise of stock options and includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(11) Excludes shares held by Salomon Bros., Inc., of which Ms. Mohr is a managing director, and as to which she disclaims beneficial ownership.
(12) Includes 1,578,758 shares which may be acquired within 60 days by the exercise of stock options.

* Less than half of one percent.

STOCKHOLDERS' AGREEMENT

         At February 10, 1997, a total of approximately 36% of the outstanding Common Stock was held by Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, certain other officers of the Company and certain former associates of the Company who, together with the Company, are parties to the Restated Stockholders' Agreement, dated December 23, 1992, which was amended as of June 1, 1993 and February 1, 1997. The Restated Stockholders' Agreement, as amended, provides, among other things, that the parties shall take such action, including the voting of shares of Common Stock, as may be necessary to cause the Board of Directors to be elected in the following manner:

      (a) the Board of Directors shall consist of nine members, of whom two are persons ("Management Directors") nominated by the Chairman of the Board, two are persons ("LDA Directors") nominated by LDA and five are persons ("Public Directors") who are not affiliates of (i) Mr. Benaroya, (ii) certain executives of the Company or (iii) Mr. Benaroya's or such executives' Permitted Transferees under the Restated Stockholders' Agreement (collectively, "Management Investors") or (iv) LDA, named by the Nominating Committee and approved by the Board of Directors;

      (b) if the holdings of the Management Investors increase to at least 3,010,000 shares of Common Stock (including at least 500,000 additional shares acquired by Mr. Benaroya), the Chairman of the Board shall be entitled to nominate one additional Management Director, for a total Board membership of 10, for so long as he and his family continue to hold at least 500,000 shares of Common Stock, he remains Chairman of the Board and the Management Investors continue to hold at least 2,010,000 shares, provided, however, that in the event the number of shares held by the Chairman (and his family) and the Management Investors fall below 500,000 shares and 2,010,000 shares, respectively, the Chairman shall thereafter nominate two persons, rather than three persons, for election as Directors;

      (c) in the event of Mr. Benaroya's termination as Chairman of the Board under any circumstances, (i) he shall be entitled to nominate one Director so long as he and his family continue to hold at least 100,000 shares of Common Stock, (ii) one other person, who would otherwise have been nominated by him as a Director, shall be named instead by the Nominating Committee and approved by the Board of Directors and (iii) if the Board then has 10 members, the Board membership shall be decreased to nine;

      (d) the right of LDA to nominate shall be reduced to one Director (but the membership of the Board shall not decrease) if its holding of shares of Common Stock falls below 500,000 shares but remains above 100,000 shares and one person, who would otherwise have been nominated by it as a Director, shall be named instead by the Nominating Committee and approved by the Board of Directors; and

      (e) the rights of Mr. Benaroya and LDA to nominate Directors shall expire if their stockholdings fall below 100,000 shares of Common Stock, and, in the case of Mr. Benaroya, he no longer serves as Chairman of the Board; in which case the Director who would otherwise be nominated by such party shall be named instead by the Nominating Committee and approved by the Board of Directors.

         Both Management Directors abstain from votes involving the personal interests of either Management Director. LDA Directors abstain from votes involving the interests of The Limited and its affiliates.

         The voting arrangement under the Restated Stockholders' Agreement described above expires on July 17, 1999.

         The current Management Directors are Messrs. Benaroya and Remeta; and the current LDA Directors are Ms. Mohr and Mr. Rubenstein.

                             EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal year indicated.


                           SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                           Compensation Awards

   Name and                                    Annual Compensation(1)     Securities Underlying Options(3)      All Other
Principal Positions          Year             Salary           Bonus(2)         (numbers of shares)           Compensation(4)
-------------------          ----             ------           --------         -------------------           ---------------
Mr. Raphael Benaroya,
   Chairman of the Board,
   President and Chief
   Executive Officer(5)
                             1996            $550,000            -0-                      -0-                    $ 53,000
                             1995            $551,000            -0-                  150,000                    $ 62,000
                             1994            $500,000            -0-                      -0-                    $ 68,000

Mr. George R. Remeta,
   Vice Chairman of the
   Board-Chief Financial
   Officer, Secretary and
   Director(6)
                             1996            $349,000            -0-                      -0-                    $ 29,000
                             1995            $321,000            -0-                   60,000                    $ 25,000
                             1994            $280,000            -0-                      -0-                    $ 25,000

Kenneth P. Carroll, Esq.,
   Senior Vice President
   -General Counsel(7)
                             1996            $209,000            -0-                   65,000                    $ 16,000
                             1995            $198,000            -0-                      -0-                    $ 14,000
                             1994            $180,000            -0-                   55,000(10)                $ 13,000

Ms. Ellen Demaio,
   Senior Vice President
   -General Merchandising
   Manager of United
   Retail Incorporated(8)
                             1996            $200,000            -0-                   30,000                    $ 16,000
                             1995            $201,000            -0-                   20,000(10)                $ 16,000
                             1994            $165,000        $26,000                   10,000(10)                $ 12,000

Mr. Alan R. Jones,
    Vice President
   -Real Estate of United
    Retail Incorporated(9)
                             1996            $194,000        $10,000                   40,000                    $  2,000
                             1995            $183,000        $14,000                   10,000(10)                     -0-
                             1994            $ 28,000            -0-                   20,000(10)                     -0-

----------
Footnotes on following pages.

(1) The amounts shown are rounded and do not include premiums for supplemental disability insurance, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer. The amounts of compensation that determined the makeup of the list of officers excluded non-recurring payments that were a part of the compensation package of newly hired officers.

(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.

(3) The Company had no long-term compensation plan other than the Restated 1990 Stock Option Plan (the "Option Plan"), which provided for options to purchase shares of Common Stock. The options listed in the table include replacement options issued in exchange for surrender of an equal number of previously issued options with higher exercise prices. See "Report of Compensation Committee - Ten Year Option Repricing." The exercise price of each option listed in the table was at or above the current market price per share of Common Stock on the date of grant.

(4) The amounts shown are rounded and consist of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus received in the year indicated and, in the case of Messrs. Benaroya and Remeta, premiums on individual term life insurance policies. In Fiscal 1996, the respective amounts of $11,290 and $2,310 were paid as life insurance premiums for Mr. Benaroya and Mr. Remeta, respectively.

(5) In 1995, Mr. Benaroya surrendered outstanding options to purchase 150,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. The following replacement options were issued under the Option Plan: (i) incentive stock option granted on February 22, 1995 to purchase 23,528 shares at a price of $9.35 for a term of five years with four year vesting; (ii) nonqualified stock option granted on February 22, 1995 to purchase 26,472 shares at a price of $8.50 for a term of 10 years with five year vesting; and (iii) nonqualified stock option granted on August 17, 1995 to purchase 100,000 shares at a price of $8.50 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan.

(6) In 1995, Mr. Remeta surrendered outstanding options to purchase 60,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. The following replacement options were issued under the Option Plan: (i) nonqualified stock option to purchase 20,000 shares; and (ii) incentive stock option to purchase 40,000 shares. The replacement options are exercisable at a price of $8.50 for a term of 10 years with five year vesting. Vesting of the options is subject to acceleration in accordance with the provisions of the Option Plan.

----------
Footnotes continued on following page.

Footnotes to Summary Compensation Table.
----------

(7) Mr. Carroll was promoted from Vice President-General Counsel in March 1996. In 1996, he surrendered outstanding options to purchase 55,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The replacement options issued in 1996 are incentive stock options exercisable at a price of $5.125. Additional options granted in 1996 are incentive stock options to purchase 10,000 shares at an exercise price of $4.125. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan.

(8) Ms. Demaio was promoted from Vice President-Merchandise in February 1995. In 1996, she surrendered outstanding options to purchase 30,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1996 grant. All the stock options held by Ms. Demaio, totalling 38,000 shares, have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's achieving annual net sales of $1 billion and operating income of at least 7% of net sales. The options issued in 1996 are incentive stock options exercisable at a price of $5.125 with a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan. United Retail Incorporated is the Company's operating subsidiary.

(9) In 1996, Mr. Jones surrendered outstanding options to purchase 30,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The replacement options are incentive stock options exercisable at a price of $5.125. Additional options granted in 1996 are incentive stock options to purchase 10,000 shares at an exercise price of $4.125. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan.

(10) These options were surrendered in Fiscal 1996 in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The exercise prices of the surrendered options are set forth in the table under the caption "Report of Compensation Committee - 10 Year Option Repricing." All the surrendered options provided for a term of 10 years with five year vesting.

EMPLOYMENT AGREEMENTS

         The Company has Restated Employment Agreements with Messrs. Benaroya and Remeta entered into on July 14, 1989 and restated as of November 1, 1991. The Company also has an Employment Agreement with Mr. Carroll entered into on March 1, 1996. The Agreements expire on May 20, 1999. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. See, "Summary Compensation Table" and "Report of Compensation Committee." The Agreements also provide for the award of bonuses with respect to each spring season and each fall season based on meeting or exceeding seasonal earnings targets. The contractual earnings targets are established by the Compensation Committee of the Board and for Fiscal 1997 are the operating income targets generally applicable under the Company's incentive program for officers. The potential bonus ranges from nothing to a specified percentage of the officer's base salary at the time of the incentive compensation award. The potential bonus ranges up to 120% of base salary at the time of the incentive compensation award for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

         If the Company terminates employment without cause (as defined in the pertinent Agreement) before the end of the contractual term, the Company must pay the officer, in addition to accrued salary and benefits earned to the date of termination, (a) severance pay for three years after the termination, plus a tax gross-up which reimburses him for any federal excise taxes ("Federal Excise Taxes") owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payment, and (b) a pro-rata bonus for the year of termination. The annual severance pay is $500,000 for Mr. Benaroya, $250,000 for Mr. Remeta and $210,000 for Mr. Carroll. The officers are expressly under no obligation to seek other employment during the severance period, and there would be no offset against any amounts due to them on account of any subsequent employment. The Agreements also contain covenants not to compete with the Company during employment or while severance pay is being received and not to disclose the Company's confidential information at any time during or after employment.


RETIREMENT SAVINGS PLAN

         The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest 100% after seven years of service with the Company and in lesser percentages after six, five, four and three years of service with the Company.

         The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

         The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

         The following table sets forth information with respect to the grant of stock options in Fiscal 1996 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                    Number of     % of Total
                                    Securities    Options
                                    Underlying    Granted to                             Potential Realizable Value at
                                    Option        Employees in   Exercise   Expiration   Assumed Annual Rates of Stock
    Name                            Granted       Fiscal Year    Price      Date         Appreciation for Option Term
    ----                            -------       -----------    -----      ----         ----------------------------
                                                                                               5%           10%
                                                                                               --           ---
Mr. Raphael Benaroya                    -0-

Mr. George R. Remeta                    -0-

Kenneth P. Carroll, Esq.             55,000(1)    10.5%          $5.125     05/01/06       $ 177,100    $  449,350
                                     10,000        1.9%          $4.125     02/27/06       $  25,900    $   65,700

Ms. Ellen Demaio                     30,000(1)     5.7%          $5.125     05/01/06       $  96,600    $  245,100

Mr. Alan R. Jones                    30,000(1)     5.7%          $5.125     05/01/06       $  96,600    $  245,100
                                     10,000        1.9%          $4.125     02/27/06       $  25,900    $   65,700
                                    ---------     ----                                     ---------    ----------
Total for group of five officers    135,000(2)    25.7%                                    $ 422,100    $1,070,950
                                    =========     ====                                     =========    ==========

----------
(1) Replacement options issued in exchange for surrender of an equal number of previously issued options with higher exercise prices ("repriced options").

(2) The net increase in the number of underlying securities was 20,000 shares, or 0.2% of outstanding shares, after giving effect to the related surrender of repriced options to purchase 115,000 shares. Mr. Carroll, Ms. Demaio and Mr. Jones surrendered repriced options to purchase a number of shares equal to the shares underlying the replacement options listed in the table above.

         The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices. The closing price of Common Stock on the trading day before each of the option grants was equal to the exercise price of the options granted. The options are incentive stock options under the Option Plan with five year vesting.

         The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.


       AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR END
                                  OPTION VALUES



                                                   Number of Securities Underlying       Value of Unexercised
                                                   Unexercised Options At                In-The-Money Options At
                                                   Fiscal 1996 Year End                  Fiscal 1996 Year End(1)

                           Shares
                           Acquired
                           On          Value
Name                       Exercise    Realized    Exercisable    Non-Exercisable    Exercisable    Non-Exercisable
----                       --------    --------    -----------    ---------------    -----------    ---------------
Mr. Raphael Benaroya            -0-         -0-     1,212,795         124,705        $1,992,188                 -0-
Mr. George R. Remeta            -0-         -0-       248,625          52,000        $  298,828                 -0-
Kenneth P. Carroll, Esq.        -0-         -0-           -0-          65,000               -0-                 -0-
Ms. Ellen Demaio                -0-         -0-         8,000          30,000               -0-                 -0-
Mr. Alan R. Jones               -0-         -0-           -0-          40,000               -0-                 -0-

----------
(1) Fair market value of the Common Stock at Fiscal 1996 year end was $3.125 per share.

                        REPORT OF COMPENSATION COMMITTEE


MEMBERSHIP; AUTHORITY

         The Compensation Committee of the Board of Directors of the Company is composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent Langone.

         In February 1996, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of each officer of the Company or its subsidiaries whose combined base salary and potential cash bonus could have exceeded $150,000 per annum. During Fiscal 1996, option grants were made from time to time by the Compensation Committee pursuant to the Company's Restated 1990 Stock Option Plan (the "Option Plan") and its 1996 Stock Option Plan.

         Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee. The Audit Committee reviewed transactions between the Company and its subsidiaries and their officers and their affiliates. See, "Certain Transactions."


POLICIES

         The principal objective of the Company's Fiscal 1996 executive compensation program was to motivate officers to maximize the Company's operating income and thereby to increase stockholder returns. The program was intended to be competitive and equitable. The principal components of the executive compensation program for Fiscal 1996 were:

                  - base salary with merit increases for certain officers in the 4% to 9% range

                  - cash bonus awards if certain operating income targets had been achieved

                  - Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus, if any, for the benefit of certain officers

                  - matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus if the officer contributed 3% or more

                  - stock options exercisable at fair market value on the date of grant

         Except for base salaries, all the components of the executive compensation program were affected by the Company's operating results. In this way, the economic interests of the officers were aligned with those of the stockholders.

         The operating income targets for the bonus awards program (which the Company deems to be proprietary and confidential) were not met in Fiscal 1996. As a result, the officers received no awards under the bonus program with respect to Fiscal 1996. (Certain recently hired officers, however, received non-recurring payments in Fiscal 1996 of up to $20,000 each as part of the compensation package in connection with hiring or as a special achievement award outside the bonus program formula.)


CEO COMPENSATION

         In Fiscal 1995 and Fiscal 1996, Mr. Benaroya's base salary was approximately $551,000 per annum. He waived the annual cost of living increase with respect to Fiscal 1996 that he was entitled to receive under his Restated Employment Agreement.


OPTION REPRICING

         In Fiscal 1996, the Compensation Committee authorized the repricing of certain stock options under the Option Plan excluding options held by Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company. The repricing permitted optionholders to surrender outstanding options ("repriced options") in exchange for an equal number of options granted under the Option Plan at a lower exercise price equal to the then current market price. The replacement options had new five year vesting schedules pursuant to which the options become exercisable in equal installments commencing one year after the date of grant.

         It was the Compensation Committee's view that the repriced options, with an exercise price far above the market price of the underlying shares of Common Stock at the time, were not serving the purposes of the Company's executive compensation program. The Compensation Committee considered it to be in the interests of the Company's stockholders to grant new options that had the potential to be in the money sooner than the options that they replaced and to provide economic gains and performance incentives to the optionholders that much earlier.

TEN YEAR OPTION REPRICING

                                           Number of
                                           Shares                                                      Length of Original
                                           Underlying    Market Price of   Exercise Price   New        Option Term
                            Date           Options       Stock at Time     at Time of       Exercise   Remaining at
Name; Position              of Repricing   Repriced(#)   of Repricing($)   Repricing($)     Price($)   Date of Repricing
--------------              ------------   -----------   ---------------   ------------     --------   -----------------
Raphael Benaroya(1)         08/17/95       100,000        7.25             15.00             8.50      8 yrs. 1 mo.
                            02/22/95        26,472        8.50             15.00             8.50      3 yrs. 7 mos.
                            02/22/95        23,528        8.50             15.00             9.35      8 yrs. 7 mos.

George R. Remeta(2)         08/17/95        40,000        7.25             15.00             8.50      8 yrs. 1 mo.
                            02/22/95        20,000        8.50             15.00             8.50      8 yrs. 7 mos.

Kenneth P. Carroll(3)       05/20/94        20,000*       8.75             18.50            10.00      9 yrs. 0 mos.
                            05/20/94        20,000*       8.75             16.50            10.00      4 yrs. 10 mos.
                            05/02/96        40,000       5.125             10.00            5.125      8 yrs. 1 mo.
                            05/02/96         3,600       5.125              8.75            5.125      8 yrs. 3 mos.
                            05/02/96        11,400       5.125              8.75            5.125      8 yrs. 3 mos.

Ellen Demaio(4)             05/02/96        10,000       5.125              8.75            5.125      8 yrs. 1 mo.
                            05/02/96        20,000       5.125              8.50            5.125      8 yrs. 10 mos.

Julie L. Daly               05/20/94         5,000*       8.75             15.00            10.00      4 yrs. 10 mos.
Vice President-Strategic    05/02/96         5,000       5.125             10.00            5.125      8 yrs. 1 mo.
Planning                    05/02/96         5,000       5.125              8.50            5.125      8 yrs. 10 mos.

Kent Frauenberger           05/20/94         5,000*       8.75             18.50            10.00      6 yrs. 0 mos.
Vice President-Logistics    05/02/96         5,000       5.125             10.00            5.125      8 yrs. 1 mo.
                            05/02/96         3,000       5.125             10.00            5.125      7 yrs. 10 mos.
                            05/02/96         5,000       5.125              8.50            5.125      8 yrs. 10 mos.

Jon Grossman                05/02/96         5,000       5.125             15.00            5.125      5 yrs. 10 mos.
Vice President-Finance      05/02/96         5,000       5.125              8.50            5.125      8 yrs. 10 mos.

Alan R. Jones(5)            05/02/96        20,000       5.125              7.75            5.125      8 yrs. 7 mos.
                            05/02/96        10,000       5.125              7.25            5.125      9 yrs. 4 mos.

Bradley Orloff              05/20/94         5,000*       8.75             18.50            10.00      6 yrs. 0 mos.
Vice President-Marketing    05/02/96         5,000       5.125             10.00            5.125      8 yrs. 1 mo.

Robert Portante             05/02/96        10,000       5.125              8.25            5.125      8 yrs. 7 mos.
Vice President - MIS

Fredric E. Stern            05/20/94        10,000*       8.75             18.50            10.00      9 yrs. 0 mos.
Vice President-Controller   05/02/96        10,000       5.125             10.00            5.125      8 yrs. 1 mo.

Debra L. Berit(6)           07/09/93        10,000*      14.00             22.00            18.50      6 yrs. 2 mos.
                            05/20/94        10,000        8.75             18.50            10.00      5 yrs. 4 mos.

William J. Commer(6)        07/09/93        10,000       14.00             21.50            18.50      6 yrs. 2 mos.

Mori Mackenzie(6)           05/20/94         5,000        8.75             17.00            10.00      5 yrs. 0 mos.

John Trombley(6)            05/02/96        10,000       5.125              8.25            5.125      8 yrs. 3 mos.

Charles R. Wilkinson(6)     05/20/94        10,000        8.75             16.50            10.00      9 yrs. 1 mo.

----------
*This option was surrendered in exchange for a subsequently issued option referred to on the Ten Year Option Repricing table.

Footnotes continued on the following page.

Footnotes to Ten Year Option Repricing table.

                                 1995 REPRICING

(1) Mr. Benaroya surrendered outstanding options to purchase 150,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding. The replacement options under the Option Plan were: (i) incentive stock option to purchase 23,528 shares for a term of five years with four year vesting; (ii) nonqualified stock option to purchase 26,472 shares for a term of 10 years with five year vesting; and (iii) nonqualified stock option to purchase 100,000 shares for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan. Mr. Benaroya is the Chairman of the Board, President and Chief Executive Officer of the Company.

(2) Mr. Remeta surrendered outstanding options to purchase 60,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding. The replacement options under the Option Plan were: (i) nonqualified stock option to purchase 20,000 shares; and
         (ii) incentive stock option to purchase 40,000 shares, in each case exercisable for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan. Mr. Remeta is the Vice Chairman and Chief Financial Officer of the Company.

                                 1996 REPRICING

(3)      Mr. Carroll is the Senior Vice President - General Counsel of the
         Company.

(4) Ms. Demaio is the Senior Vice President - General Merchandising Manager of United Retail Incorporated.

(5)      Mr. Jones is the Vice President - Real Estate of United Retail
         Incorporated.

(6) A former officer of United Retail Incorporated whose options were cancelled after resignation from employment.

         The replacement options held by Mr. Carroll, Ms. Demaio, Ms. Daly, and Messrs. Frauenberger, Grossman, Jones, Orloff, Portante and Stern are incentive stock options with a term expiring on May 1, 2006. These optionholders surrendered outstanding options in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding. The replacement options vest in five equal annual installments commencing May 2, 1997. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan.

                              --------------------

                                    Respectfully submitted,

Dated: March 31, 1997               COMPENSATION COMMITTEE
                                    ILAN KAUFTHAL
                                    VINCENT P. LANGONE
                                    RICHARD W. RUBENSTEIN

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors of the Company has been composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent Langone since May 1995.

         Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc. and is a Director of the Company.


                            STOCKHOLDER RETURN GRAPH

         The following graph shows the change at February 1, 1997 in the value of $100 invested in Common Stock of the Company on March 11, 1992 at $16 per share compared with the changes since February 29, 1992 in the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Retail Specialty Apparel Stock Index. Both indices include companies that sell products other than or in addition to women 's apparel.




                                3/92    1/93     1/94     1/95     1/96     1/97
                                ----    ----     ----     ----     ----     ----
UNITED RETAIL GROUP, INC.        100     150       59       50       24       20
S & P 500                        100     109      123      124      172      217
S & P RTL STRS (SPCLTY APP)      100      92       78       63       75       95

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. Except as noted below, all information is as of December 31, 1996.


                                                                            Amount  and            Percent of
            Name and Address                                            Nature of Beneficial       Outstanding
            of Beneficial Owner                                              Ownership               Shares
            -------------------                                              ---------               ------
Mr. Raphael Benaroya.................................................       2,725,933(1)              20.3%
    365 West Passaic Street
    Rochelle Park, New Jersey 07662

Limited Direct Associates, L.P.......................................       2,600,000(2)              21.3%
    Three Limited Parkway
    Columbus, Ohio 43216

Goldman, Sachs & Co..................................................       1,029,873(3)               8.4%
    85 Broad Street
     New York, New York 10004

Rockefeller & Co., Inc...............................................         935,600(4)               7.7%
    30 Rockefeller Plaza
     New York, New York 10112

Lindner Growth Fund..................................................         880,600(5)               7.2%
    c/o Ryback Management Corporation
     7711 Carondelet Avenue
    Saint Louis, Missouri  63105

Cumberland Associates................................................         640,000(6)               5.3%
    1114 Avenue of the Americas
     New York, New York 10036

----------
(1) As of March 31, 1997. Includes 1,225,933 shares which may be acquired within 60 days by the exercise of stock options. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject. Except for provisions of the Restated Stockholders' Agreement, Mr. Benaroya has the sole right to vote and dispose of these shares.

(2) As of February 10, 1997. Limited Direct Associates, L.P. ("LDA") is an affiliate of The Limited. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject. Except for the provisions of the Restated Stockholders' Agreement, LDA has the sole right to vote and dispose of these shares.

(3) Goldman, Sachs & Co., a broker-dealer and investment adviser, has shared voting power and shared dispositive power for these shares.

(4) Rockefeller & Co., Inc., an investment adviser, has the sole right to vote and dispose of these shares.

(5) Ryback Management Corporation, an investment company adviser, has the sole right to vote and dispose of these shares.

(6) As of December 12, 1996. Cumberland Associates has the sole right to vote and dispose of 620,000 of these shares and shared voting power and dispositive power for the remainder.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Officers, directors and principal stockholders of the Company are required to file with the Securities and Exchange Commission Statements of Changes in Beneficial Ownership with respect to the Company's Common Stock, designated as Form 4's. The Form 4's are required to be filed, with certain exceptions, if a reporting person acquires or disposes of beneficial ownership of the Company's Common Stock. Form 4's are due by the tenth of the month beginning after the reportable transaction occurs. Transactions not included on a Form 4, either pursuant to an exemption under the rules or through inadvertence, are reported after the end of the fiscal year on Annual Statements of Changes In Beneficial Ownership, designated as Form 5's. Former officers , directors and principal stockholders are also required to file Form 4's for up to six months.

         The following information is based on the dates copies of Form 4's and Form 5's were received by the Company from reporting persons with respect to transactions in Fiscal 1996.

         Charles R. Wilkinson, a former officer of United Retail Incorporated, was late in filing on two occasions. A Form 4 was late by three business days and reported one sale of 12,500 shares and nine purchases totaling 76 shares. Also, one purchase of 450 shares was reported on Form 5 instead of Form 4.

         Vincent Langone, a director of the Company, was five business days late in filing a Form 4 for three purchases totalling 8,000 shares.

         Kent Frauenberger, an officer of United Retail Incorporated, reported one purchase of 1,274 shares on Form 5 instead of Form 4.

         Filings by an officer or director are prepared by the office of the Company's Senior Vice President - General Counsel from data supplied by the office of the reporting person. The late filings referred to in the preceding paragraphs were the result of clerical errors either in the transmission of data to the General Counsel's office or in the preparation of forms by the General Counsel's office.

                              CERTAIN TRANSACTIONS

         Before July 1989, the Company was an indirect, wholly-owned subsidiary of The Limited, which has retained an interest in the Company. See, "Security Ownership of Principal Stockholders."

         Four of The Avenue(R) stores were subleased from subsidiaries of The Limited for all or part of Fiscal 1996 pursuant to an Amended and Restated Master Affiliate Sublease Agreement, dated as of July 17, 1989, which allows United Retail Incorporated to sublease the stores. Three of the principal leases expired in 1996. Generally, the rent payable by the Company under each sublease was either 10% of net sales or the pro-rata portion of the rent under the principal lease allocable to the subleased space. United Retail Incorporated was charged $0.4 million as its share of the rent in Fiscal 1996.

         American Licensing Group, Inc., which is a subsidiary of The Limited, granted to United Retail Incorporated pursuant to agreements dated as of April 30, 1989, as amended (the "Accessories Sublicensing Agreements"), non-exclusive trademark sublicenses to manufacture and sell accessories with a national brand name. During Fiscal 1996, United Retail Incorporated made payments (on a cash rather than an accrual basis) to American Licensing Group, Inc. under the Accessories Sublicensing Agreements of approximately $430,000. Subject to certain limitations, each of the sublicenses is renewable annually by United Retail Incorporated if the corresponding license is in effect.

         Management believes that the terms of the Restated Master Affiliate Sublease Agreement and the Accessories Sublicensing Agreements are not more favorable to The Limited's affiliates than the terms that would be available in arm's length transactions between unaffiliated parties.

         American Licensing Group, L.P. ("ALGLP") provides management and administrative services to American Licensing Group, Inc. under a management services agreement between ALGLP and American Licensing Group, Inc. dated as of August 26, 1989 (the "Management Services Agreement") for a base fee and a share of the net profits of American Licensing Group, Inc., provided that the amount of profit-sharing payable shall not exceed $150,000 per annum. During Fiscal 1996, total fees (on a cash rather than an accrual basis) by American Licensing Group, Inc. to ALGLP were approximately $159,000. The partners of ALGLP are an affiliate of The Limited, which owns a 20% limited partnership interest, and RB, Inc., an affiliate of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, which owns an 80% partnership interest. Mr. Benaroya has advised the Company that he believes the arrangements made to have ALGLP provide management and administrative services to American Licensing Group, Inc., including the execution and delivery of the Management Services Agreement, were not more favorable to ALGLP than the arrangements that would have been available to American Licensing Group, Inc. in a transaction with a service provider unaffiliated with Mr. Benaroya.

         ALGLP granted to United Retail Incorporated pursuant to agreements dated as of March 11, 1994, as amended, and March 17, 1995, respectively (the "ALGLP Sublicensing Agreements"), non-exclusive trademark sublicenses to sell foundations and sleepwear with a national brand name. During Fiscal 1996, United Retail Incorporated made payments to ALGLP of approximately $544,000 (on a cash rather than an accrual basis) under the ALGLP Sublicensing Agreements. ALGLP subleases a two-room suite of offices from United Retail Incorporated, which also provides certain office services and supplies to ALGLP at estimated cost. During Fiscal 1996, ALGLP paid approximately $6,000 rent and reimbursed United Retail Incorporated approximately $25,000 (on a cash rather than an accrual basis) for office services and supplies. At February 1, 1997, the account receivable from ALGLP was approximately $3,000.

         Management believes that the terms of the business arrangements between United Retail Incorporated and ALGLP are not more favorable to ALGLP than the arrangements that would be available in arm's length transactions between unaffiliated parties.

         The father of Raphael Benaroya is employed by United Retail Incorporated. His salary in Fiscal 1996 was approximately $63,000.

         Management believes that the terms of employment of Mr. Benaroya's father are not more favorable to him than the terms that would have been available to him from an employer unaffiliated with Mr. Benaroya.

         The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders' Agreement. Pursuant to the Restated Stockholders' Agreement, Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Restated Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, Ellen Demaio, the Senior Vice President-General Merchandising Manager of United Retail Incorporated, and certain other stockholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. In addition to the Demand Registrations provided in the Restated Stockholders' Agreement, the Company has granted immediately exercisable Demand Registration Rights requiring the Company to prepare and file registration statements under the Securities Act with respect to all shares of Common Stock issuable upon the exercise of employee stock options held by all employees, and therefore including Messrs. Benaroya, Remeta, and Carroll, Ms. Demaio, Mr. Jones and the other executive officers.

         Alan R. Jones, the Vice President - Real Estate of United Retail Incorporated, borrowed approximately $75,000 from the Company in Fiscal 1995 to pay investment expenses. The loan was an unsecured loan payable in February 1999 subject to acceleration under certain circumstances. The loan bears interest at the prime rate plus one percentage point. After 1996, interest is payable in kind, that is, interest is added to the principal amount. The principal amount was the highest amount outstanding since the loan was made and was the amount outstanding on March 31, 1997. In February 1997, the Company agreed to extend the maturity of the loan to February 2001 and to forgive the loan, if Mr. Jones remains in the Company's employ until the maturity date of the loan.

         Mitchell Kosh borrowed approximately $75,000 from the Company in Fiscal 1995 to pay investment expenses. (He was an officer of United Retail Incorporated at the time.) The loan was paid in full in Fiscal 1996 and bore interest at the prime rate plus one percentage point. The principal amount was the highest amount outstanding during the term of the loan.

         Charles R. Wilkinson borrowed $180,000 from the Company in Fiscal 1994 to pay personal and investment expenses. (He was an officer of United Retail Incorporated at the time.) The loan bears interest at the prime rate plus one percentage point, payable semi-annually. The principal amount was the highest amount outstanding in Fiscal 1996. The amount outstanding on March 31, 1997 was approximately $145,000. Mr. Wilkinson's loan is due on demand with recourse and is secured by a second mortgage on Mr. Wilkinson's residence. In Fiscal 1996, however, the Company agreed in connection with Mr. Wilkinson's resignation that if demand for payment shall not be made by June 2000, the Company will forgive the loan. The Company reviews the loan semi-annually and there is no assurance that payment will be demanded.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         During Fiscal 1996, Coopers & Lybrand LLP served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended February 1, 1997. The Company has selected Coopers & Lybrand LLP as its independent public accountants for the current fiscal year.

         Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.


                              STOCKHOLDER PROPOSALS

         Any proposals of stockholders that are intended to be presented at the 1998 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before December 31, 1997 may be omitted by the Company from the proxy statement and form of proxy relating to that meeting.


                            EXPENSES OF SOLICITATION

         The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, mailgram, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                                    By Order of the Board of Directors,




                                    Raphael Benaroya
                                    Chairman of the Board

                                  DIRECTIONS TO
                               SHERATON CROSSROADS
                                 HOTEL & TOWERS
                           CROSSROADS CORPORATE CENTER
                                 ROUTE 17 NORTH
                          MAHWAH, NEW JERSEY 07495-0001
                                 (201) 529-1660



FROM ROUTE 17 NORTH:

Exit Crossroads Corporate Centre / Sharp Plaza on the right (The exit is just north of the Route 202 exit after the underpass)


FROM GARDEN STATE PARKWAY:

Exit 163 to Route 17 North for 12 miles (See "From Route 17 North" above)


FROM GEORGE WASHINGTON BRIDGE:

Route 4 West to Route 17 North for 15 miles (See "From Route 17 North" above)


FROM NEW JERSEY TURNPIKE :

Exit 18E to Route 80 West to Garden State Parkway North (See "From Garden State Parkway" above)

                           UNITED RETAIL GROUP, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 27, 1997 at 11:00 A.M., or any adjournments thereof.

1. ELECTION OF DIRECTORS

    / / FOR all Nominees listed below            / / WITHHOLD AUTHORITY
        (except as marked to the contrary below)     to vote for all nominees listed below

        Nominees: Joseph A. Alutto, Raphael Benaroya, Russell Berrie, Joseph
                  Ciechanover, Ilan Kaufthal, Vincent Langone, Christina A. Mohr, George R. Remeta and Richard W. Rubenstein

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

2. IN THEIR DISCRETION: (i) upon other matters as may properly come before the meeting, (ii) AS TO THE ELECTION OF DIRECTORS, IF THE APPROPRIATE BOX ABOVE IS NOT MARKED, (iii) for the election of a substitute for any of the nominees listed above who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

                 (Continued and to be signed on opposite side)

        The shares represented hereby will be voted as instructed by the undersigned. IF THE APPROPRIATE BOX IS NOT MARKED, THE PROXIES APPOINTED HEREBY INTEND TO VOTE FOR ALL THE NOMINEES LISTED.

        Please specify your vote by marking the appropriate box and date and sign your name below.

                                      Dated . . . . . . . . . . . . . . , 1997

                                      Signature . . . . . . . . . . . . . . .